As filed with the Securities and Exchange Commission on August 4, 2011
Registration No. 333-64659

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
BLUEGREEN CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	03-0300793

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4960 Conference Way North, Suite 100 Boca Raton, Florida	33431

(Address of Principal Executive Offices)	(Zip Code)
Bluegreen Corporation Retirement Savings Plan
Bluegreen Corporation 1995 Stock Incentive Plan
Bluegreen Corporation 1998 Non-Employee Director Stock Option Plan

(Full title of the plan)
Anthony M. Puleo
Bluegreen Corporation
4960 Conference Way North, Suite 100
Boca Raton, Florida 33431

(Name and address of agent for service)
(561) 912-8270

(Telephone number, including area code, of agent for service)
With a copy to:
Alison W. Miller
Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, Florida 33130
(305) 789-3200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐	Large accelerated filer	☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)	☒	Smaller reporting company

Explanatory Note
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-64659) (the “Registration Statement”) of Bluegreen Corporation (the “Company”), which was filed with the Securities and Exchange Commission and became effective on September 29, 1998. The Registration Statement registered an aggregate of 3,000,000 shares of the Company’s common stock to be offered and sold pursuant to the Bluegreen Corporation Retirement Savings Plan (the “Retirement Plan”), the Bluegreen Corporation 1995 Stock Incentive Plan and the Bluegreen Corporation 1998 Non-Employee Director Stock Option Plan. The Registration Statement also registered an indeterminate amount of interests to be offered and sold pursuant to the Retirement Plan (the “Retirement Plan Interests”).
     The Company has ceased offering its common stock as an investment option under the Retirement Plan. Accordingly, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to withdraw the Retirement Plan from the Registration Statement and to deregister the Retirement Plan Interests issuable under the Registration Statement as of the date hereof.
     The Company is also amending the Registration Statement to include a new power of attorney as Exhibit 24.1, which shall replace and supersede for all purposes the power of attorney that was previously filed as Exhibit 24.1 to the Registration Statement.
     Except as expressly amended as set forth above, the Registration Statement shall not be affected by this Post Effective Amendment No. 1 to the Registration Statement and shall remain in full force and effect.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.

Exhibit Number	Description
24.1	Power of Attorney (set forth on the signature page hereto)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on August 4, 2011.

BLUEGREEN CORPORATION
By:	/s/ Anthony M. Puleo
Anthony M. Puleo,
Senior Vice President, Chief Financial Officer and Treasurer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Maloney, Jr. and Anthony M. Puleo, and each of them acting alone, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all further amendments to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission granting unto said attorneys-in-fact and agents, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ John M. Maloney, Jr. John M. Maloney, Jr.	President and Chief Executive Officer	August 4, 2011
/s/ Anthony M. Puleo Anthony M. Puleo	Senior Vice President, Chief Financial Officer and Treasurer	August 4, 2011
/s/ Raymond S. Lopez Raymond S. Lopez	Senior Vice President and Chief Accounting Officer	August 4, 2011
/s/ Alan B. Levan Alan B. Levan	Chairman of the Board	August 4, 2011

SIGNATURE	TITLE	DATE
/s/ John E. Abdo John E. Abdo	Vice Chairman of the Board	August 4, 2011
/s/ James R. Allmand, III James R. Allmand, III	Director	August 1, 2011
/s/ Norman H. Becker Norman H. Becker	Director	August 4, 2011
/s/ Lawrence A. Cirillo Lawrence A. Cirillo	Director	August 4, 2011
/s/ Mark A. Nerenhausen Mark A. Nerenhausen	Director	August 1, 2011
/s/ Arnold Sevell Arnold Sevell	Director	August 4, 2011
/s/ Orlando Sharpe Orlando Sharpe	Director	August 1, 2011